EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements and related prospectuses (Forms S-3 No. 333-109536 (amendment #1), No. 333-48272 (amendment #1), No. 333-48486, No. 333-50208 and No. 333-53694 (amendment #1)) of Terayon Communication Systems, Inc., and in the Registration Statements (Form S-8 No. 333-99039) pertaining to the 1998 Employee Stock Purchase Plan and the 1998 Non-Employee Directors’ Plan of Terayon Communication Systems, Inc., (Form S-8 No. 333-104161 and Form S-8 No. 333-85354) pertaining to the 1997 Equity Incentive Plan, (Forms S-8 No. 333-93779 and No. 333-53788) pertaining to the 1999 Non-Officer Equity Incentive Plan, (Form S-8 No. 333-66139) pertaining to the 1995 Stock Option Plan, the 1997 Equity Incentive Plan, the 1998 Non- Employee Directors’ Stock Option Plan, the 1998 Employee Stock Purchase Plan and Non-Plan Option Grants, (Forms S-8 No. 333-44770, No. 333-47154 and No. 333-61050) pertaining to the 1999 Non-Officer Equity Incentive Plan and the 1997 Equity Incentive Plan, (Form S-8 No. 333-48488) pertaining to the MainSail Networks, Inc. 1997 Stock Option Plan, and (Form S-8 No. 333-53778) pertaining to the 2000 TrueChat, Inc. Equity Incentive Plan of Terayon Communication Systems, Inc. of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedule of Terayon Communication Systems, Inc., Terayon Communication Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Terayon Communication Systems, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Palo Alto, California
March 14, 2005